Exhibit 10.26

Larry G. Swets Chief Executive Officer Greenland Exploration Limited 104 S. Walnut St, Unit 1a Itasca, IL 60143

September 9, 2025

LETTER OF AGREEMENT

Dear Mr. Swets,

This letter of agreement (this “Agreement”) will confirm our understanding whereby Greenland Exploration Limited (the “Company”) retains Rubenstein Public Relations, Inc. (“RPR”) as its public relations consultant as further set forth herein. RPR and Company are each referred to as a “Party” and collectively as the “Parties”.

I. TERM

A. Term; Renewal. The term of this Agreement shall commence and be effective as of September 9, 2025 (the “Effective Date”) and shall continue in full force and effect indefinitely (the “Term”) until terminated by either Party by the giving of not less than thirty (30) days’ prior written notice of termination to the other Party (the “Notice Period”), which rights to terminate shall be absolute and may be exercised with or without cause.

II. RPR SERVICES

RPR will perform the following services for Company on a best-efforts basis (the “Services”):

A. Services. Messaging Development for both external outreach and internal corporate communications; Press Kit Creation to assist media coverage; Press Release Distribution to highlight key milestones and the unique value of the Company; Top-Tier Media Coverage in reputable trade and business publications and on Broadcast Television to enhance credibility; Thought Leadership Initiatives such as panel discussions and speaking opportunities; Awards and Rankings to reinforce the stature of the Company.

B. Development of Marketing Plans Public Dissemination. Company acknowledges that the development of a marketing/publicity plan takes time and will require the good faith cooperation of Company. In addition, Company acknowledges that after RPR has issued material to the press or to another third party, its use is no longer under RPR’s control. Company acknowledges that RPR cannot assure the use of materials by any media, or that any information published will accurately convey the information provided by RPR. While RPR cannot guarantee that Company’s objectives, including media coverage, will be completely and successfully obtained, RPR will, in good faith, use best efforts on Company’s behalf. Company acknowledges that the final result of the matter, including media coverage, will depend on many factors and no public relations agency can guarantee or assure the result of any matter.

III. CONFIDENTIALITY

A. Confidential Information. It is expressly understood and agreed that all confidential or proprietary information or trade secrets disclosed by the Company or its agents or representatives to RPR or gained by RPR in the course of the relationship with the Company (the “Confidential Information”), shall be considered confidential and shall be retained in confidence by RPR and shall not be used by RPR for any other purposes. In addition, it is agreed by both Parties that all the terms of this Agreement will be considered confidential and shall be retained in confidence by both Parties. This confidentiality provision shall survive the term of this Agreement or any other agreement or understanding between the Parties.

B. Permitted Disclosure of Confidential Information. Notwithstanding any other provision of this Agreement, RPR may disclose such Confidential Information in the following circumstances: (i) as may be required by a court order, subpoena or similar process issued by a court of competent jurisdiction or by a government body; (ii) in order to comply with any law, order regulation or ruling applicable to RPR; or (iii) as may be needed to obtain legal, tax or accounting advice. In addition, the following are not to be considered “Confidential Information” covered by this Agreement: (i) information previously known to RPR or materials to which RPR had access prior to such information or materials provided by the Company or its agents or representatives; (ii) information or materials that are now or later become publicly known; (iii) information disclosed by RPR with the Company’s prior consent; or (iv) information or materials provided to RPR by a third party not bound by a duty of confidentiality to the Company.

IV. FEES AND EXPENSES

A. Fees and Expenses. The Company will pay RPR a fee of $10,000 per month for public relations and social media services until closing for the initial three (3) months of the Agreement during the period of September 9th, 2025 – December 9th, 2025. At closing, the Company will pay RPR $50,000 cash and 10,000 shares of stock (valued at $100,000), for a total of $150,000 in cash and stock for the initial three-month period, separate from the monthly retainer fee. Additionally, a bonus in the amount of 10,000 shares of stock (valued at $100,000) will be paid at the conclusion of the initial three months at the discretion of Greenland Exploration Limited based upon the success of the initial campaign. Commencing December 10th, 2025, the Company will pay RPR a fee of $15,000 cash per month for ongoing public relations and $5,000 cash per month for social media services ongoing thereafter. Payment of the initial invoice is due upon execution of this Agreement. The Company agrees to pay all of RPR’s out-of-pocket expenses, which may include postage, copier charges, telephone, messengers, photography, filing costs and other similar expenses. RPR will bill the Company on a monthly basis for all additional fees and reimbursable expenses, and the Company will pay each invoice upon receipt. The start date will determine if the initial fee is prorated.

B. Additional Service Fees. Monthly service fees represent approximately 40 hours of work per month of staff time. If we exceed 40 hours in a given month, RPR shall invoice the Company for the excess hours at a rate of $290 per hour.

V. TERMINATION OF REPRESENTATION

A. Termination By Company. Should the Company terminate this Agreement, the Company shall be obligated to pay the monthly fee (including any late fees) during the Notice Period, any and all expenses incurred by RPR, in accordance with Section IV above, and the rights, duties and responsibilities of the Company and RPR shall continue during the Notice Period in full force and effect as provided in this Agreement.

B. Termination by RPR. Notwithstanding anything to the contrary contained in this Agreement, RPR may terminate this Agreement immediately if any of the following occurs: (i) the Company fails to pay any invoice within thirty (30) days of the due date thereof, (ii) the Company fails to cooperate fully with RPR; or (iii) RPR has concerns that the Company is requesting services that misrepresent the Company in the marketplace. If RPR terminates the Agreement under this provision or any others, the Company shall be responsible for all amounts due RPR, including any late fees, through the date of last Services rendered, and all expenses incurred by RPR in accordance with Section IV above.

C. The Pause of Services. Should the Company seek to pause this Agreement, the Company shall be obligated to pay the fee during the 30-day Notice Period and any and all expenses incurred by RPR, in Accordance with Section IV above. The rights, duties, and responsibilities of the Company and RPR shall continue during the Notice Period in full force and effect as provided in this Agreement.

D. Non-Disparagement. Neither Party will take any action or make any statement that could discredit the reputation of the other Party either during the Term of this Agreement or after it is terminated.

VI. REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION

A. The Company’s Representations. The Company understands that RPR cannot undertake to verify the accuracy of information that the Company (or someone on behalf of the Company) provides to RPR, or information included in material that has been prepared by RPR and approved by the Company. The Company agrees that all information that it or its employees, officers, directors or affiliates (or any person on the Company’s behalf) provides to RPR for dissemination will comply with any and all federal, state, and international laws and regulations. All such information will be accurate, will fairly represent the Company’s situation and will not omit any information that would make the information that was provided materially misleading.

B. The Company’s Indemnification of RPR and its Affiliates. The Company agrees to indemnify, defend and hold harmless RPR, and all individuals acting on its behalf, including but not limited to, RPR’s officers, directors, employees, shareholders, representatives and agents (the “RPR Affiliates”), from and against any and all losses, liabilities, claims, damages, deficiencies, costs and expenses (including reasonable attorneys’ fees, disbursements and other charges) based upon or arising out of (i) any Services or Special Services performed by RPR; (ii) any materials prepared by RPR for the Company that were approved by the Company; (iii) the Company’s performance of any of its obligations under this Agreement; (iv) any materials, releases, reports or information that the Company (or someone on the Company’s behalf) supplies to RPR; (iv) any claim against the Company outside the scope of RPR’s Services or Special Services; (v) risks or restrictions that RPR brings to the Company’s attention in circumstances in which the Company elects to proceed; or (vi) any and all expenses (including reasonable attorneys’ fees) incurred by RPR in connection with any subpoena, discovery demand or other directive having the force of law or inquiry that relates to any litigation, proceedings and/or investigations by and between the Company and a third party involving the Company, its products/services, its business or its industry. The Company’s agreement to indemnify RPR and the RPR Affiliates will survive the expiration or termination of this Agreement.

VII. NON-SOLICITATION

The Company agrees that during the Term of this Agreement and for eighteen (18) months after this Agreement terminates, neither the Company nor any of its affiliates will directly or indirectly offer to employ any employee of RPR or any of its affiliates; introduce any employee of RPR or any of its affiliates to any other potential employer that wishes to employ any employee of RPR or any of its affiliates, or otherwise interfere with the employment relationship between RPR and any of its employees or between any RPR affiliate and any RPR affiliate’s employees.

VIII. NOTICES

All notices shall be sent by certified mail to RPR, Attention: Richard Rubenstein, Rubenstein Public Relations, Inc., 1330 Avenue of the Americas, Floor 14, New York, New York 10019.

IX. INDEPENDENT CONTRACTORS

RPR and the Company understand and agree that RPR is an independent contractor and is not authorized to obligate or commit the Company in any manner.

X. OWNERSHIP

RPR acknowledges and agrees that, upon full payment of all sums due to RPR under this Agreement, all promotional and publicity materials (collectively referred to as “Materials”) generated by RPR in the performance of this Agreement shall become the Company’s exclusive property, subject to any third-party rights, restrictions or obligations. Notwithstanding the foregoing, Materials shall not include: (i) creative work that is prepared for the Company (i.e. pitched to the Company) and which the Company elects not to authorize or order from RPR during the Terms of this Agreement; or (ii) variations in the ordinary course (such as drafts) of any ideas, concepts or practices generally in use in the public relations industry and/or used by RPR with its other Companys prior to its presentation to the Company.

XI. GENERAL

A. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to any principles of conflicts of laws. All actions or proceedings in any way, manner or respect arising out of or from or related to this Agreement shall be litigated only in courts located within New York County as to state court actions, and the Southern District of New York as to federal court actions, which courts shall have the exclusive jurisdiction over all actions or proceedings.

B. The Company may not assign its rights, nor its obligations, under this Agreement.

C. This Agreement constitutes the entire agreement between RPR and the Company with respect to public relations services. This Agreement supersedes all prior agreements or understandings between RPR and the Company.

D. RPR and the Company may amend, supersede, or modify this Agreement only in writing signed by each of RPR and the Company.

Please indicate your acceptance of the foregoing terms by signing in the space indicated below. Please return the signed Agreement to us together with the initial monthly fee. We look forward to a long and mutually productive relationship.

Agreed and Accepted as of the date first written above:		Sincerely yours,

Greenland Exploration Limited		RUBENSTEIN PUBLIC RELATIONS, INC.

By:	/s/ Larry G. Swets	By:	/s/ Richard M. Rubenstein
Name:	Larry G. Swets	Name:	Richard M. Rubenstein
Title:	Chief Executive Officer	Title:	President

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